CUSIP NO.52324W109                Schedule 13G                      Page 1 of 13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. _____2_____)(1)

                               LeCroy Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    52324W109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                     2/13/04
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 12 pages)

--------------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.52324W109                Schedule 13G                      Page 2 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             250,000
      NUMBER OF       ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 250,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     250,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 3 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             245,625
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 245,625
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     245,625
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 4 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             4,375
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 4,375
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,375
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 5 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 6 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Global GECC III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             175,000
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 175,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     175,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 7 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Envirotech Investment Fund I Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             35,625
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 35,625
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,625
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 8 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Adwest Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             10,000
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 10,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                      Page 9 of 13

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Oakstone Ventures Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             25,000
     NUMBER OF        ----------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               0
        EACH          ----------------------------------------------------------
     REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                 25,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.52324W109                Schedule 13G                     Page 10 of 13

Item 1.

(a) (b)      This statement on Schedule 13G relates to the Reporting Persons'
(as defined in Item 2 below) beneficial ownership interest in LeCroy Corporation a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977

Item 2.

         (a) (b) (c)      This statement is being filed by the following
entities:

                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Advent Partners Limited Partnership, a Delaware limited partnership;

                  (4) Advent Global Management Limited Partnership, a Delaware limited partnership;

                  (5) Advent Global GECC III Limited Partnership, a Delaware limited partnership;

                  (6) Envirotech Investment Fund I Limited Partnership, a Delaware limited partnership;

                  (7) Adwest Limited Partnership, a Delaware limited partnership;

                  (8) Oakstone Ventures Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e)      This statement relates to the Common Stock, par value
$0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 52324W109.

CUSIP NO.52324W109                Schedule 13G                     Page 11 of 13

Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is being filed pursuant to Rule 13d-2(b)as an amendment to a Rule 13d-1(c) filing.

Item 4. Ownership.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of 12/31/2003) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                           Number of Shares
                                                                 -------------------------------------     Percentage
                                                                                Under                       of Shares
                 Reporting Person                                Common        Warrants         Total      Outstanding
----------------------------------------------------             -----------------------------------------------------
Advent Global GECC III Limited Partnership (1)                      0         175,000          175,000        1.7%
Advent Global Management Limited Partnership (1)(2)                 0               0                0        0.0%
Envirotech Investment Fund I Limited Partnership (2)                0          35,625           35,625        0.3%
Adwest Limited Partnership (2)                                      0          10,000           10,000        0.1%
Oakstone Ventures Limited Partnership  (2)                          0          25,000           25,000        0.2%
Advent International Limited Partnership (2)                        0         245,625          245,625        2.3%
Advent Partners Limited Partnership (3)                             0           4,375            4,375        0.0%
Advent International Corporation (1)(2)(3)                          0         250,000          250,000        2.4%

Total Group                                                         0         250,000          250,000        2.4%

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global GECC III Limited Partnership. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

(2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the

CUSIP NO.52324W109                Schedule 13G                     Page 12 of 13

securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of Advent Partners Limited Partnership ("APLP"). As such, AIC has the power to vote and dispose of the securities of APLP. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5. Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.52324W109                Schedule 13G                     Page 13 of 13

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004

Adwest Limited Partnership
Envirotech Investment Fund I Limited Partnership
Oakstone Ventures Limited Partnership

By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Janet L. Hennessy, Vice President*

Advent Global GECC III Limited Partnership

By: Advent Global Management Limited Partnership, General Partner
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent Partners Limited Partnership
By: Advent International Corporation,
    General Partner
By: Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By: Janet L. Hennessy, Vice President*

*For all of the above:

------------------------------------
/s/Janet L. Hennessy, Vice President